SCHEDULE B

                         NATIONAL PENN BANCSHARES, INC.

                            EXECUTIVE INCENTIVE PLAN

                             1999 PERFORMANCE GOALS

     Awards pursuant to the Plan will not be made unless the internal and external performance goals set forth below are met.


INTERNAL PERFORMANCE GOALS FOR THE 1999 PLAN YEAR

The diluted per share operating income of NPB for 1999 must exceed the diluted per share operating income of NPB for 1998.


EXTERNAL PERFORMANCE GOALS FOR THE 1999 PLAN YEAR

The net operating income of NPB before securities transactions on realized return on average common equity for 1999 must exceed the average of the net operating income before securities transactions on realized return on average common equity for 1999 for the banks or bank holding companies in the peer group set forth on Schedule B-2 A.